INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Post-Effective Amendment
No. 22 to the Registration Statement No. 33-64872 of American Century Capital
Portfolios, Inc. on Form N-1A of our reports dated May 10, 2002, appearing in the respective Annual Reports of Equity Index Fund, Value Fund, Equity Income
Fund, Small Cap Value Fund, Large Company Value Fund, and Real Estate Fund, six
of the funds comprising American Century Capital Portfolios, Inc. for the year ended March 31, 2002, in the Statement of Additional Information, which is part of this Registration Statement, and to the references to us under the captions
"Other Service Providers-Independent Auditors" and "Financial Statements" in
such Statement of Additional Information. We also consent to the reference to us under the caption "Financial Highlights" in the Prospectuses, which are also part of such Registration Statement.

/s/ Deloitte & Touche LLP
Deloitte & Touche LLP

Kansas City, Missouri
July 26, 2002